EXHIBIT 99.3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AS OF DECEMBER 31, 1998 AND 1997 AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

Cautionary Statement Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the Act) provides a "safe-harbor" for forward-looking statements which are identified as such and are accompanied by the identification of important factors which could cause actual results to differ materially from the forward-looking statements. UNUMProvident Corporation (the Company) claims the protection afforded by the safe harbor in the Act. Certain information contained in this discussion, or in any other written or oral statements made by the Company, is or may be considered as forward-looking. Examples of disclosures that contain such information include, among others, sales estimates, income projections, reserves and related assumptions, and the year 2000 date conversion. Forward-looking statements are those not based on historical information, but rather relate to future operations, strategies, financial results, or other developments. These statements may be made directly in this document or may be made part of this document by reference to other documents filed with the Securities and Exchange Commission by the Company, which is known as "incorporation by reference." You can find many of these statements by looking for words such as "may," "should," "believes," "expects," "anticipates," "estimates," "intends," "projects," "goals," "objectives," or similar expressions in this document or in documents incorporated herein.

These forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following possibilities:

     . Competitive pressures in the insurance industry may increase significantly through industry consolidation, competitor demutualization, or otherwise.

     . General economic or business conditions, both domestic and foreign, whether relating to the economy as a whole or to particular sectors, may be less favorable than expected, resulting in, among other things, lower than expected revenues, and the Company could experience higher than expected claims or claims with longer duration than expected.

     . Insurance reserve liabilities can fluctuate as a result of changes in numerous factors, and such fluctuations can have material positive or negative effects on net income.

     . Costs or difficulties related to the integration of the business of the Company following the merger may be greater than expected, including with respect to the management of claims.

     . Legislative or regulatory changes may adversely affect the businesses in which the Company is engaged.

     . Necessary technological changes, including changes to address year 2000 data systems issues, may be more difficult or expensive to make than anticipated, and year 2000 issues at other companies may adversely affect operations.

     .    Adverse changes may occur in the securities market.

     . Changes in the interest rate environment may adversely affect profit margins and the Company's investment portfolio.

     .    The rate of customer bankruptcies may increase.

     . Incidence and recovery rates may be influenced by, among others, the emergence of new diseases, new trends and developments in medical treatments, and the effectiveness of risk management programs.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Provident Companies Inc.'s Form 10-K/A for the fiscal year ended December 31, 1998.

All subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

Introduction

On June 30, 1999, UNUM Corporation (UNUM) merged with and into Provident Companies, Inc. (Provident) under the name UNUMProvident Corporation. The merger was accounted for as a pooling of interests. Although the consummation date of the merger was subsequent to the date of these financial statements, the historical financial results discussed herein give effect to the merger as if it had been completed at the beginning of the earliest period presented. See Notes 1 and 2 of the "Notes to Consolidated Financial Statements" for further discussion.

The following should be read in conjunction with the consolidated financial statements and notes thereto contained herein.

This discussion of consolidated operating results and operating results by segment excludes net realized investment gains and losses from revenue and income before taxes. The Company's investment focus has been on investment income to support its insurance liabilities as opposed to the generation of realized investment gains. Due to the nature of the Company's business, a long-term focus is necessary to maintain profitability over the life of the business. The realization of investment gains and losses will impact future earnings levels as the underlying business is long-term in nature and requires that the Company be able to sustain the assumed interest rates in its liabilities. However, income excluding realized investment gains and losses does not replace net income as a measure of the Company's profitability.

Management believes that the trends in new annualized sales in the Employee Benefits, Individual, and Voluntary Benefits segments are important for investors to assess in their analysis of the Company's results of operations. The trends in new sales are indicators of the level of market acceptance of new products, particularly in the individual disability line of business, and the Company's potential for growth in its respective markets. The Company has closely linked its various incentive compensation plans for management and employees to the achievement of its goals for new sales. Management's goals, over time, are to achieve sales growth of up to 15 percent and to maintain premium growth of approximately 10 percent.

The Company is reviewing its investment strategies in the context of the combined entity and is extending the duration of its investments and shifting the mix of assets in the portfolio by repositioning approximately $2.0 billion of its investments. Management believes this strategy will reduce its vulnerability to interest rate risk in the future and anticipates that, as a result, investment income may increase on an annualized basis approximately $30 million.

Subsequent Events

The following is a discussion of transactions occurring subsequent to the periods presented in this report.

Accounting Policy Changes and Financial Statement Reclassifications Related to the Merger

As a result of the merger, certain accounting policy changes and reclassification adjustments were made. The following summarizes these changes and reclassifications.

In the second quarter of 1999, the Company recorded a before-tax charge of $240.7 million ($156.5 million after tax) as a result of changing the method of calculating the discount rate for claim reserves on certain of the Company's disability businesses. Prior to the merger, UNUM's process and assumptions used to calculate the discount rate for claim reserves of certain disability businesses differed from that used by Provident. While UNUM's and Provident's methods for calculating the discount rate for disability claim reserves were both in accordance with generally accepted accounting principles, management believed that the combined entity should have consistent discount rate accounting policies and methods for applying these policies for similar products. The previous UNUM methodology used the same investment strategy for assets backing both liabilities and surplus. Provident's methodology, which allows for different investment strategies for assets backing surplus than those backing product liabilities, was determined by management to be the more appropriate approach for the combined entity. Accordingly, UNUM adopted Provident's method of calculating the discount rate for claim reserves. The impact of the charge in the second quarter of 1999 was a $191.7 million, $38.9 million, and $10.1 million increase in benefits to policyholders reflected in the Employee Benefits, Individual, and Other segments, respectively. See Note 2 of the "Notes to Consolidated Financial Statements" for further discussion.

The Company values its available-for-sale fixed maturity and equity securities at fair value, with unrealized holding gains and losses reported as a component of comprehensive income. Companies are required to also adjust deferred acquisition costs and/or certain policyholder liabilities to reflect the changes that would have been necessary if the unrealized investment gains and losses related to the available-for-sale securities had been realized. Prior to the merger, UNUM adjusted policyholder liabilities and Provident adjusted deferred policy acquisition costs (DPAC) and value of business acquired (VOBA) for those products where these assets existed. To present financial information in a common reporting format, management has determined that the combined entity will adjust policyholder liabilities rather than DPAC and VOBA. Prior period financial statements have been restated to reflect this reclassification. The reclassification did not change other comprehensive income, accumulated other comprehensive income, or fixed maturity and equity securities. The reclassification reflected in the December 31, 1998 and 1997, consolidated statements of financial condition resulted in an increase of $329.7 million in DPAC, $1.5 million in VOBA, and $331.2 million in reserves for future policy and contract benefits for year end 1998 and an increase of $362.8 million in DPAC, $59.6 million in VOBA, and $422.4 million in reserves for future policy and contract benefits for year end 1997.

The Company continues to evaluate its accounting policies, including assumptions underlying the application thereof, as well as its financial statement classifications and related disclosures. It may be necessary to further revise those accounting policies, practices, and classifications that are determined to be most appropriate. The evaluations include within their scope the assumptions underlying liabilities for current and future policy and contract benefits and will compare assumptions as well as consider the expected effect of current and future trends in morbidity and mortality on the assumptions underlying pricing and reserves.

In addition, the Company is implementing pricing changes in the group disability line of business to improve its profitability. Price changes will be increases or decreases by market segment, as appropriate, to respond to current claim experience and various other factors and assumptions. Considering these changes, the Company is also reviewing the period over which it will amortize deferred policy acquisition costs related to future new business.

The reviews are expected to be completed by year end 1999 and may result in further changes to accounting policies, accounting estimates, or financial statement classifications which could be material to the Company's results of operations for 1999.

The Company is also reviewing its method of reporting new annualized sales for Employee Benefits. New sales in this segment are currently reported based on the date the application is submitted to the Company rather than the effective date of the policy. The Company is evaluating whether to adopt the effective date as the date to report a new sale. Premiums are recognized as premium income over the premium paying period; therefore, a change in new sales reporting policy will have no impact on reported premium income or reported income.

Expenses Related to the Merger and the Early Retirement Offer to Employees

On the date the merger was completed, the Company recorded before-tax expenses related to the merger of approximately $142.2 million ($112.0 million after tax) for severance and related costs, exit costs for duplicative facilities and asset abandonments, and investment banking, legal, and accounting fees. The Company also recorded in the second quarter of 1999 a before-tax expense of approximately $125.9 million ($81.8 million after tax) related to the early retirement offer to the Company's employees.

The expenses related to the merger and to the early retirement offer to employees consist of the following (in millions):

  Employee related expense                                                $ 45.2
  Exit activities related to duplicate facilities/asset abandonments        57.4
  Investment banking, legal, and accounting fees                            39.6
                                                                          ------
  Subtotal                                                                 142.2
  Expense related to the early retirement offer to employees               125.9
                                                                          ------
  Subtotal                                                                 268.1
  Income tax benefit                                                        74.3
                                                                          ------
  Total                                                                   $193.8
                                                                          ======

Employee related expense consists of employee severance costs, restricted stock costs which fully vested upon stockholder adoption of the merger agreement or upon completion of the merger, and outplacement costs to assist employees who have been involuntarily terminated. Severance benefits and costs associated with the vesting of restricted stock are $27.7 million and $17.5 million, respectively. The Company currently estimates that in total approximately 1,400 positions will be eliminated over a twelve month period beginning June 30, 1999, with an estimated 1,000 of these positions eliminated through the early retirement offer. As further opportunities for cost reductions are identified, there may be additional expenses for severance costs and exit activities.

Exit activities related to duplicate facilities/asset abandonments consist of closing of duplicate offices and write-off of redundant computer hardware and software. The Company currently expects to close approximately 90 duplicate field offices over a period of one year after June 30, 1999, the completion date of the merger. The cost associated with these office closures is approximately $25.6 million, which represents the cost of future minimum lease payments less any estimated amounts recovered under subleases. Also, the total book value of physical assets, primarily computer equipment, redundant systems, and systems incapable of supporting the combined entity, are being abandoned as a result of the merger. This abandonment resulted in a write-down of the assets' book values by approximately $31.8 million.

These expenses are $35.1 million higher on a before-tax basis than the estimated expenses disclosed in the Joint Proxy Statement/Prospectus of UNUM and Provident dated June 2, 1999, primarily because the actual number of employees who accepted the early retirement offer was approximately 350 employees higher than estimated, resulting in additional before-tax expense of approximately $32.0 million. Partially offsetting this increase was a reduction in employee severance and outplacement costs in that fewer positions will be involuntarily terminated due to the early retirement election.

The financial statements do not reflect any benefit expected from revenue enhancements or derived from potential cost savings related to the merger. Although management anticipates revenue enhancements and costs savings will result from the merger, there can be no assurance that these items will be achieved. Economies of scale, the elimination of duplicative expenditures, and the consistent use of the best practices of Provident and UNUM are expected to enable the Company to achieve annual cost savings of approximately $130 million in 2000.

Reinsurance Pools and Management

During the first quarter of 1999, the Company recognized a before-tax charge of $101.1 million ($88.0 million after tax) related to its reinsurance businesses. The charge included $45.5 million related to the Lloyd's of London managed and non-managed syndicates. Included in the $45.5 million was $44.0 million related to the Company's risk participation in various Lloyd's of London syndicates, which primarily consisted of the recognition of estimated losses for all open syndicate years. The remaining $1.5 million represented a reduction of profit commissions related to the reinsurance management company operations. The charge also included a reserve increase of $28.6 million for expected ultimate losses in certain reinsurance pools in which the Company participates and a $27.0 million write-down to recognize goodwill impairment on the Company's reinsurance management company. Based upon the poor results to date and revisions to future expected earnings from these businesses, management determined that the goodwill associated with the reinsurance management company was not recoverable when measured using the estimated future undiscounted cash flows. The impairment represented the difference between the carrying value of the reinsurance management company and the estimated fair value using both an earnings valuation model and a discounted free cash flow valuation model. A portion of these losses does not receive a tax benefit, which unfavorably impacted the effective tax rate in the first quarter of 1999. The impact of the charge in the first quarter of 1999 was a $72.6 million reserve increase in the provision for future benefits and a $1.5 million reduction in other income, both of which were reflected in the Other segment, and a $27.0 million increase in other operating expenses reflected in the Corporate segment.

In the second quarter of 1999, the Company stated its intent to sell its reinsurance management operations, assuming the transaction would achieve the Company's financial objectives. The Company estimated the fair value of the operations using the held-for-sale model, which compares the carrying value of the asset with the fair value less costs to sell. This valuation resulted in an additional before-tax write-down of goodwill of $2.0 million ($2.0 million after tax). The $2.0 million additional write-down is an estimate of the costs to sell as required when performing a valuation using the held-for-sale model. Management continues to work with interested buyers.

Consolidated Operating Results

(in millions of dollars)                                                       Year Ended December 31
                                                            1998        % Change         1997        % Change         1996
                                                          --------      --------       --------      --------       --------
Premium Income                                            $6,129.0          15.8%      $5,293.1          23.4%      $4,288.8
Net Investment Income                                      2,035.4           1.0        2,015.7           6.5        1,893.4
Other Income                                                 299.9         (16.0)         357.0                        148.2
                                                          --------                     --------                     --------
Total Revenue                                              8,464.3          10.4        7,665.8          21.1        6,330.4
Benefits and Expenses                                      7,599.1          12.4        6,760.6          17.4        5,757.4
                                                          --------                     --------                     --------
Income Before Federal Income Taxes and
   Net Realized Investment Gains and Losses                  865.2          (4.4)         905.2          58.0          573.0
Federal Income Taxes                                         283.9          (3.8)         295.2          58.5          186.3
                                                          --------                     --------                     --------
Income Before Net Realized Investment
   Gains and Losses                                          581.3          (4.7)         610.0          57.7          386.7
Net Realized Investment Gains (Losses)                        36.1                          7.6                         (3.1)
                                                          --------                     --------                     --------
Net Income                                                $  617.4                     $  617.6          61.0       $  383.6
                                                          ========                     ========                     ========

The Company acquired The Paul Revere Corporation (Paul Revere) on March 27, 1997. The financial information contained herein includes the accounts and operating results of Paul Revere from the date of acquisition. Since Paul Revere is reflected in the results for 1997 and not 1996, the difference in comparability of the years is frequently attributed to that fact.

In the following discussion of operating results by segment, "revenue" includes premium income, net investment income, and other income. "Income" excludes net realized investment gains and losses and federal income taxes.

Employee Benefits Segment Operating Results

(in millions of dollars)                                                      Year Ended December 31
                                                            1998        % Change         1997        % Change         1996
                                                          --------      --------       --------      --------       --------
Premium Income
   Group Long-term Disability                             $1,800.7          17.3%      $1,535.4          19.9%      $1,280.4
   Group Short-term Disability                               367.4          35.1          271.9          44.3          188.4
   Group Life                                                983.5          21.1          812.4          25.4          648.0
   Accidental Death & Dismemberment                          184.1           8.9          169.0          17.3          144.1
   Group Long-term Care                                       28.7          34.1           21.4          28.1           16.7
                                                          --------                     --------                     --------
Total Premium Income                                       3,364.4          19.7        2,810.1          23.4        2,277.6
Net Investment Income                                        541.8           6.8          507.2          17.4          431.9
Other Income                                                 119.2          28.7           92.6                         19.7
                                                          --------                     --------                     --------
Total Revenue                                              4,025.4          18.1        3,409.9          24.9        2,729.2
Benefits and Expenses                                      3,489.1          18.7        2,940.4          24.9        2,354.3
                                                          --------                     --------                     --------
Income Before Federal Income Taxes and
   Net Realized Investment Gains and Losses               $  536.3          14.2       $  469.5          25.2       $  374.9
                                                          ========                     ========                     ========

The Employee Benefits segment includes group long-term and short-term disability insurance, group life insurance, accidental death and dismemberment coverages, group long-term care, and the results of managed disability.

Revenue from the managed disability line of business, which includes GENEX Services, Inc. (GENEX) and Options and Choices, Inc., totaled $96.2 million in 1998 and $72.8 million in 1997. Both of these companies were acquired during 1997.

In 1997, Paul Revere added $211.4 million to premium income and $241.3 million to revenue in the Employee Benefits segment.

Group Disability

Group disability revenue increased to $2,632.1 million in 1998 compared to $2,245.1 million in 1997 and $1,844.3 million in 1996 primarily due to the increase in premium income. Premium growth for group long-term disability was driven by favorable persistency, prior period sales, and strong new annualized sales, which were $441.7 million in 1998 compared to $374.7 million in 1997 and $286.0 million in 1996. New annualized sales for group short-term disability increased 30.4 percent to $176.2 million in 1998 as compared to 1997 and 36.7 percent to $135.1 million in 1997 versus 1996. This growth reflects management's continuing efforts to cross-sell group short-term disability products with other employee benefits products, as well as increasing large case sales. In 1997, Paul Revere contributed $162.5 million to group disability premium income and $189.1 million to revenue. Because of the pricing changes that are being implemented during 1999, management expects that the rate of growth in new annualized group disability and other employee benefit sales may moderate.

Group disability reported income of $334.4 million in 1998 as compared with $326.2 million in 1997 and $259.4 million in 1996. Long-term disability was unfavorably affected by a higher benefit ratio in 1998, largely the result of increased levels of claims incidence, an increase in the average size of claims, and a longer duration of claims as compared with 1997. Positively impacting the benefit ratio in 1998 were updated factors used in calculating social security offset amounts. Short-term disability also experienced increased claims incidence levels and larger size cases in 1998 as compared with 1997. This higher level of claim incidence is being taken into account in the pricing of new business and renewal of existing cases.

The group long-term disability benefit ratio in 1997 was slightly improved from 1996. While the average claims incidence rate declined in 1997, the average size of claims increased. Group short-term disability had a slightly higher benefit ratio in 1997 versus 1996.

As discussed under "Cautionary Statement Regarding Forward-Looking Statements," certain risks and uncertainties are inherent in the Company's business. Components of claims experience, including but not limited to, incidence levels and claims duration, may continue for some period of time at or above the higher levels experienced in 1998. Therefore, management continues to monitor claims experience in group disability and responds to changes by periodically adjusting prices, refining underwriting guidelines, changing product features, and strengthening risk management policies and procedures. The Company expects to price new business and re-price existing business, at contract renewal dates, in an attempt to mitigate the effect of these and other factors, including interest rates, on new claim liabilities. However, given the competitive market conditions for the Company's disability products, it is uncertain whether pricing actions can mitigate the entire effect.

In the fourth quarter of 1998, the Company recorded a $50.3 million before-tax charge for the group long-term disability line of business in the Employee Benefits segment for the expected increase in claims durations due to management's expectation that productivity in the claims organization will be impacted as a result of planning, consolidation, and integration efforts related to the merger. Management expects the claims integration efforts to have some benefits, primarily related to claims incurred in future periods, as well as the potential for improved customer satisfaction and lower ultimate claim costs as best practices in return-to-work and claims management are implemented. As benefits related to the integration become known, reserve assumptions will be revised, if appropriate. Insurance policies that are impacted by the temporary change in claim resolution rates will not perform as anticipated when priced. However, since the cause of the additional claim cost is of a temporary nature, it is not anticipated to have an effect on future policy pricing. The $50.3 million reserve increase is not considered material from a capital adequacy position.

Management expects the claim operations integration activities to impact claim reserves as anticipated at December 31, 1998. Management will continue to evaluate the impact of the merger on disability claims experience and the assumptions related to expected claim resolutions. If the claim operations integration activities take longer than expected to implement or if they result in unforeseen difficulties, claim durations could continue to increase and income could be adversely affected. See Note 7 of the "Notes to Consolidated Financial Statements" for further discussion.

Group Life, Accidental Death and Dismemberment, and Long-term Care

Group life, accidental death and dismemberment, and long-term care reported income of $197.5 million in 1998 compared to $141.4 million in 1997 and $115.5 million in 1996. The increase in 1998 income resulted from the growth in premium income, which was driven by strong sales, and a favorable benefit ratio in the group life and accidental death and dismemberment lines. New annualized sales were $363.2 million in 1998, $294.4 million in 1997, and $253.4 million in 1996. Revenue growth in 1997 was favorably impacted by the acquisition of Paul Revere, which contributed $48.9 million in premium income and $52.2 million in revenue.

Individual Segment Operating Results

(in millions of dollars)                                                      Year Ended December 31
                                                            1998        % Change         1997        % Change         1996
                                                          --------      --------       --------      --------       --------
Premium Income
   Individual Disability                                  $1,528.7          13.1%      $1,351.8          34.7%      $1,003.6
   Individual Life                                            85.5           3.3           82.8          21.8           68.0
   Individual Long-term Care                                  61.2          33.9           45.7          33.2           34.3
                                                          --------                     --------                     --------
Total Premium Income                                       1,675.4          13.2        1,480.3          33.9        1,105.9
Net Investment Income                                        827.8          19.5          692.7          36.3          508.3
Other Income                                                  67.4         (15.3)          79.6                         18.8
                                                          --------                     --------                     --------
Total Revenue                                              2,570.6          14.1        2,252.6          37.9        1,633.0
Benefits and Expenses                                      2,348.0          16.7        2,012.5          29.6        1,553.2
                                                          --------                     --------                     --------
Income Before Federal Income Taxes and
   Net Realized Investment Gains and Losses               $  222.6          (7.3)      $  240.1                     $   79.8
                                                          ========                     ========                     ========

The Individual segment includes results from the individual disability, individual life, and individual long-term care lines of business.

In 1997, Paul Revere added $636.5 million to premium income and $851.9 million to revenue in the Individual segment.

During 1996, in connection with the merger of Commercial Life Insurance Company (Commercial Life) into one of the Company's subsidiaries, the sale of the Company's group tax-sheltered annuity business, and the Company's continued efforts to strengthen its focus on its core products, the Company initiated a review of certain products. This review resulted in the write-off of certain intangible assets, primarily deferred policy acquisition costs which were deemed unrecoverable as a result of the expectation of continued losses in Commercial Life's association disability business, and the establishment of a reserve for the present value of expected future losses on certain discontinued products. These charges reduced 1996 income for individual disability and individual life by $13.1 million and $2.5 million, respectively.

Individual Disability

Revenue for individual disability was $2,299.8 million in 1998, $2,018.8 million in 1997, and $1,448.7 million in 1996. The growth in revenue in 1998 was driven primarily by the growth in premium income as well as net investment income. Net investment income was higher due to the acquisition of Paul Revere and an increase in the amount of capital allocated to this line of business. New annualized sales in the individual disability line of business were up 8.6 percent in 1998, rising to $136.6 million from $125.8 million in 1997. Management expects that premium income in the individual disability line will grow on a year-over-year basis as the product transition produces increasing levels of new sales of individual disability products.

New annualized sales were $66.8 million in 1996. The growth during 1997 in premium income and new annualized sales was primarily the result of the acquisition of Paul Revere. In 1997, Paul Revere contributed $619.4 million in premium income and $814.5 million in revenue to the individual disability line of business.

Income in the individual disability line of business decreased to $190.0 million in 1998 from $207.5 million in 1997. As noted in the "Employee Benefits Segment Operating Results," claim resolution rates were revised downward in the fourth quarter of 1998 for claim operations integration activities related to the merger. The Company recorded a $100.3 million before-tax charge in the fourth quarter of 1998 in the Individual segment related to the revised claim resolution rates for individual disability. The $100.3 million reserve increase in the Individual segment is not considered material from a capital adequacy position. See Note 7 of the "Notes to Consolidated Financial Statements" for further discussion.

Income in 1997 increased $152.1 million from the $55.4 million reported for 1996. The increase during 1997 was primarily due to the acquisition of Paul Revere. Also, during the fourth quarter of 1996, the Company executed a definitive reinsurance agreement with Centre Life Reinsurance Limited (Centre
Re), a Bermuda-based reinsurance specialist, for reinsurance coverage of the existing United States non-cancellable individual active life reserves of one of the Company's insurance subsidiaries, UNUM Life Insurance Company of America. As a result, the Company recognized a before-tax charge of $49.7 million during 1996, reflected as operating expenses in the Individual segment, which represented the present value of the anticipated minimum amount of fees to be paid to Centre Re under the reinsurance agreement.

Individual Life and Long-term Care

The individual long-term care line of business reported increased premium income for both 1998 and 1997 as compared to the previous year, primarily due to new sales growth. New annualized sales were $23.5 million for 1998, an increase of
58.8 percent over the $14.8 million reported in 1997. New annualized sales were $11.2 million in 1996. The Company expects the strong sales momentum in individual long-term care to continue.

Income in the individual life and long-term care lines of business was $32.6 million for both 1998 and 1997. Income in 1996 was $24.4 million. The increase in premium income for 1998 was offset by an unfavorable benefit ratio. The growth in income in 1997 was due primarily to the increase in premium income and an improvement in the benefit ratio from 1996, partially the result of the acquisition of Paul Revere. In 1997, Paul Revere contributed $17.1 million in premium income and $37.4 million in revenue to the individual life line of business.

Voluntary Benefits Segment Operating Results

(in millions of dollars)                                                      Year Ended December 31
                                                            1998        % Change         1997        % Change         1996
                                                          --------      --------       --------      --------       --------
Premium Income                                            $  666.7           6.4%      $  626.6           7.4%      $  583.6
Net Investment Income                                         94.8          12.2           84.5          17.2           72.1
Other Income                                                   8.9          (5.3)           9.4          17.5            8.0
                                                          --------                     --------                     --------
Total Revenue                                                770.4           6.9          720.5           8.6          663.7
Benefits and Expenses                                        639.3           4.7          610.4           8.5          562.5
                                                          --------                     --------                     --------
Income Before Federal Income Taxes and
   Net Realized Investment Gains and Losses               $  131.1          19.1       $  110.1           8.8       $  101.2
                                                          ========                     ========                     ========

The Voluntary Benefits segment includes the results of products sold to employees through payroll deduction at the work site. These products include life insurance and health products, primarily disability, accident and sickness, and cancer.

New annualized sales in this segment were $233.8 million in 1998, $253.5 million in 1997, and $236.6 million in 1996. Management continues its efforts to increase sales through the realignment of the sales organization and the enhancement of collaborative sales. However, these sales are not necessarily indicative of the levels that may be attained in the future.

Income for this segment increased for 1998 as compared with 1997, primarily due to additional investment income and a reduced benefit ratio in the accident, sickness, and disability product line, partially offset by an increase in interest credited and a higher benefit ratio in the cancer product line. The increase in investment income and interest credited is largely due to the assumption of work site marketed universal life insurance under reinsurance agreements entered into during 1998 and 1997. During 1998, management continued to implement organizational changes to focus on specific distribution channels to market Voluntary Benefits products.

Income increased in 1997 as compared with 1996, primarily due to additional investment income, premium growth, and reduced operating expense ratios across most product lines.

Other Segment Operating Results

(in millions of dollars)                                                       Year Ended December 31
                                                             1998        % Change          1997        % Change         1996
                                                           --------      --------        --------      --------        --------
Premium Income                                             $  422.5          12.3%       $  376.1          16.9        $  321.7
Net Investment Income                                         540.0         (23.3)          704.0         (16.6)          844.1
Other Income                                                  103.7         (40.1)          173.1          74.0            99.5
                                                           --------                      --------                      --------
Total Revenue                                               1,066.2         (14.9         1,253.2          (1.0)        1,265.3
Benefits and Expenses                                         965.5         (11.9)        1,096.0          (7.9)        1,189.4
                                                           --------                      --------                      --------
Income Before Federal Income Taxes and
   Net Realized Investment Gains and Losses                $  100.7         (35.9)       $  157.2                      $   75.9
                                                           ========                      ========                      ========

The Other operating segment includes results from reinsurance pools and management and other products no longer actively marketed, including corporate-owned life insurance, group pension, health insurance, and individual annuities. It is expected that revenue and earnings in this segment will decline over time as these business lines wind down. The run-off of the group pension line results in a decline in assets under management and, in turn, a continued decline in the net investment income produced by the assets. Management expects to reinvest the capital supporting these lines of business in the future growth of the Employee Benefits, Individual, and Voluntary Benefits segments. The closed blocks of business have been segregated for reporting and monitoring purposes.

As discussed in the segment results for Individual, during 1996 the Company initiated a review of certain products which resulted in the write-off of certain intangible assets and the establishment of a reserve for the present value of expected future losses on certain discontinued products. These charges reduced 1996 income for group pension, reinsurance pools and management, and other discontinued product lines by $9.3 million, $1.9 million, and $11.0 million, respectively.

Corporate-Owned Life

Income from this line of business was $27.9 million in 1998, $19.4 million in 1997, and $19.7 million in 1996. The increase in 1998 was due to wider spreads between interest earned and credited rates and a decrease in commissions and operating expenses.

Group Pension

Income in the group pension line of business was $23.2 million in 1998, $111.6 million in 1997, and $50.1 million in 1996. In the fourth quarter of 1996, the Company closed the sale of certain of UNUM's group tax-sheltered annuity businesses to affiliates of Lincoln National Corporation. The sale resulted in a deferred before-tax gain of which $72.6 million was recognized in income during 1997. Excluding this gain, the continued decline in income is the result of the decrease in funds under management as related to the run-off of the guaranteed investment contract portfolio and lower income from a reduced amount of capital allocated to this line. Also contributing to the decrease in 1998 income was an $8.0 million reserve strengthening for group single premium annuities.

Individual Annuities

In the second quarter of 1998, the Company closed the sale of Provident's in-force individual and tax-sheltered annuity business to affiliates of American General Corporation (American General). The sale was effected by reinsurance in the form of 100 percent coinsurance agreements. The in-force business sold consisted primarily of individual fixed annuities and tax-sheltered annuities. In addition, American General acquired a number of miscellaneous group pension lines of business sold in the 1970s and 1980s which were no longer actively marketed. The sale did not include Provident's block of guaranteed investment contracts or group single premium annuities, which will continue in a run-off mode. In consideration for the transfer of the approximately $2.4 billion of statutory reserves, American General paid the Company a ceding commission of approximately $58.0 million. The Company recognized a $12.2 million before-tax gain on this sale in 1998.

Reinsurance Pools and Management

Premium income increased to $311.8 million in 1998 compared to $222.8 million in 1997 and $163.6 million in 1996 primarily due to increased participation in the Lloyd's of London syndicates. The reinsurance pools and management reported income of $10.0 million in 1998, a loss of $17.7 million in 1997, and income of $4.9 million in 1996. During the first quarter of 1999, the Company conducted a comprehensive strategic review of its reinsurance businesses to determine the appropriateness of their fit within the context of the merged entity. These businesses include the reinsurance management operations and the reinsurance risk assumption (reinsurance pool participation, direct reinsurance, and Lloyd's of London syndicate participation). See previous discussion under "Subsequent Events" and Note 13 of the "Notes to Consolidated Financial Statements."

In the fourth quarter of 1998, the Company recorded a $2.4 million before-tax charge related to the revised claim resolution rates for group long-term disability reinsurance. See Note 7 of the "Notes to Consolidated Financial Statements" for further discussion.

During the fourth quarter of 1997, certain reinsurance pools managed by the Company's reinsurance management subsidiary received new claim information from ceding insurance enterprises about certain older pool years and completed an analysis of recent claims experience deterioration. As a result of these factors, certain pools strengthened claim reserves. The impact to the Company from these pool claim reserve increases was an $11.7 million reduction in other income and a $6.7 million increase in benefits to policyholders, reducing 1997 before-tax income by $18.4 million. The $11.7 million reduction in other income reflected lower profit commission levels in certain older pool years after the pool claim reserve strengthening. The $6.7 million increase in benefits to policyholders represented the amount of additional claim reserves the Company recognized as a result of its participation in the pools that strengthened claim reserves.

Other

Effective January 1, 1998, the Company entered into an agreement with Connecticut General Life Insurance Company (Connecticut General) for Connecticut General to reinsure, on a 100 percent coinsurance basis, its in-force medical stop-loss insurance coverages sold to clients of CIGNA Healthcare and its affiliates (CIGNA). This reinsured block constitutes substantially all of the Company's medical stop-loss insurance business. The small portion remaining consists of medical stop-loss coverages sold to clients other than those of CIGNA. The medical stop-loss business produced revenue of $14.1 million in 1998.

In 1997, the Company transferred its dental business to Ameritas Life Insurance Corp. The dental block, which was acquired in the Paul Revere acquisition, produced $39.2 million in premium income in 1997 and $48.3 million in 1996.

Corporate Segment Operating Results

The Corporate segment includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, amortization of goodwill, and certain corporate expenses not allocated to a line of business.

Revenue in the Corporate segment was $31.7 million in 1998, $29.6 million in 1997, and $39.2 million in 1996. The Corporate segment reported a loss of $125.5 million in 1998, $71.7 million in 1997, and $58.8 million in 1996. Interest and debt expense increased to $112.0 million in 1998 compared to $82.3 million in 1997 and $53.1 million in 1996. The amortization of goodwill increased to $28.0 million in 1998 and $18.2 million in 1997 as compared to only $6.3 million in 1996 due primarily to the acquisition of Paul Revere. During 1996, the Company recorded a charge of $10.1 million for costs associated with the merger of Commercial Life.

Investments

Investment activities are an integral part of the Company's business, and profitability is significantly affected by investment results. Invested assets are segmented into portfolios, which support the various product lines. Generally, the investment strategy for the portfolios is to match the effective asset durations with related expected liability durations and to maximize investment returns, subject to constraints of quality, liquidity, diversification, and regulatory considerations. See Note 4 of the "Notes to Consolidated Financial Statements" for further discussion of the Company's investments.

The following table provides the distribution of invested assets for the years indicated.

                                                               December 31
                                                          ---------------------
                                                           1998           1997
                                                           ----           ----
       Investment-Grade Fixed Maturity Securities          79.4%          81.8%
       Below-Investment-Grade Fixed Maturity Securities     5.4            4.8
       Equity Securities                                    0.1            0.1
       Mortgage Loans                                       4.9            4.0
       Real Estate                                          1.1            1.2
       Policy Loans                                         8.2            7.4
       Other Invested Assets                                0.9            0.7
                                                          -----          -----
               Total                                      100.0%         100.0%
                                                          =====          =====

Fixed Maturity Securities

The Company's investment in mortgage-backed securities was approximately $2.1 billion and $3.3 billion at December 31, 1998 and 1997, respectively, on an amortized cost basis. At December 31, 1998, the mortgage-backed securities had an average life of 8.5 years and effective duration of 7.3 years. The mortgage-backed securities are valued on a monthly basis using valuations supplied by the brokerage firms that are dealers in these securities. The primary risk involved in investing in mortgage-backed securities is the uncertainty of the timing of cash flows from the underlying loans due to prepayment of principal. The Company uses models which incorporate economic variables and possible future interest rate scenarios to predict future prepayment rates. The Company has not invested in mortgage-backed derivatives, such as interest-only, principal-only or residuals, where market values can be highly volatile relative to changes in interest rates.

Below-investment-grade bonds are inherently more risky than investment-grade bonds since the risk of default by the issuer, by definition and as exhibited by bond rating, is higher. Also, the secondary market for certain below-investment-grade issues can be highly illiquid. Management does not anticipate any liquidity problem caused by the investments in below-investment-grade securities, nor does it expect these investments to adversely affect its ability to hold its other investments to maturity.

The Company's exposure to below-investment-grade fixed maturity securities at December 31, 1998, was $1,455.5 million, representing 5.4 percent of invested assets, below the Company's internal limit of 10.0 percent of invested assets for this type of investment. The Company's exposure to below-investment-grade fixed maturities totaled $1,377.3 million at December 31, 1997, representing 4.8 percent of invested assets.

Mortgage Loans and Real Estate

The Company's mortgage loan portfolio was $1,321.2 million and $1,148.8 at December 31, 1998 and 1997, respectively. The Company uses a comprehensive rating system to evaluate the investment and credit risk of each mortgage loan and to identify specific properties for inspection and reevaluation. The Company establishes allowances for probable mortgage loan losses based on a review of individual loans and the overall loan portfolio, considering the value of the underlying collateral.

The mortgage loan portfolio is well diversified geographically and among property types. The incidence of new problem mortgage loans and foreclosure activity remained low in 1998 and 1997, reflecting improvements in overall economic activity and improving real estate markets in the geographic areas where the Company has mortgage loans. Management expects the level of delinquencies and problem loans to remain low in the future.

At December 31, 1998 and 1997, impaired loans totaled $20.7 million and $43.4 million, respectively. Included in the impaired loans at December 31, 1998, were $9.0 million of loans which had a related, specific allowance for probable losses of $2.4 million and $11.7 million of loans which had no related, specific allowance for probable losses. Impaired mortgage loans are not expected to have a material impact on the Company's liquidity, financial position, or results of operations.

Restructured mortgage loans totaled $14.5 million at December 31, 1998, compared to $39.3 million at December 31, 1997, and represent loans that have been refinanced with terms more favorable to the borrower. Interest lost on restructured loans was immaterial for the years ended December 31, 1998 and 1997.

Real estate was $309.8 million and $341.9 million at December 31, 1998 and 1997, respectively. Investment real estate is carried at cost less accumulated depreciation. Real estate acquired through foreclosure is valued at fair value at the date of foreclosure and may be classified as investment real estate if it meets the Company's investment criteria. If investment real estate is determined to be permanently impaired, the carrying amount of the asset is reduced to fair value. Occasionally, investment real estate is reclassified to real estate held for sale when it no longer meets the Company's investment criteria. Real estate held for sale, which is valued net of a valuation allowance that reduces the carrying value to the lower of cost or fair value less estimated cost to sell, amounted to $15.6 million and $23.3 million at December 31, 1998 and 1997, respectively. The Company reasonably expects to sell this real estate during 1999. The sale is not expected to have a material impact on the Company's liquidity, financial position, or results of operations.

Allowances for probable losses on mortgage loans and real estate held for sale are established based on a review of specific assets as well as on an overall portfolio basis, considering the value of the underlying assets and collateral. If a decline in value is considered to be other than temporary or if the asset is deemed permanently impaired, the investment is reduced to estimated net realizable value, and the reduction is recorded as a realized investment loss. The allowance for probable losses on mortgage loans and real estate was $32.8 million and $51.2 million, respectively, at December 31, 1998. Management monitors the risk associated with the invested asset portfolio and regularly reviews and adjusts the allowance for probable losses.

Other

The Company's exposure to non-current investments totaled $82.9 million at December 31, 1998, or 0.3 percent of invested assets. These non-current investments are primarily foreclosed real estate and mortgage loans that became more than thirty days past due in principal and interest payments.

The Company utilizes forward interest rate swaps, forward treasury purchases, and options on forward interest rate swaps or forward treasuries to manage duration and increase yield on cash flows expected from current holdings. All transactions are hedging in nature and not speculative. Almost all transactions are associated with the individual disability product portfolio. All other product portfolios are periodically reviewed to determine if hedging strategies would be appropriate for risk management purposes. See Note 5 of the "Notes to Consolidated Financial Statements" for further discussion of the Company's derivative financial instruments.

Liquidity and Capital Resources

The Company's liquidity requirements are met primarily by cash flows provided from operations, principally in its insurance subsidiaries. Premium and investment income, as well as maturities and sales of invested assets, provide the primary sources of cash. Cash is applied to the payment of policy benefits, costs of acquiring new business (principally commissions) and operating expenses as well as purchases of new investments. The Company has established an investment strategy that management believes will provide for adequate cash flows from operations. Cash flows from operations were $1,719.3 million for the year ended December 31, 1998, as compared to $1,332.9 million and $927.2 million for the comparable periods of 1997 and 1996, respectively.

The Company believes the cash flows from its operations will be sufficient to meet its operating and financial cash flow requirements excluding the strain placed on capital as a result of the charges recorded in the second quarter of 1999 in connection with the merger and the early retirement program. As a result of the effect of the second quarter 1999 reserve increase, the merger related expenses, and the cost of the early retirement program on capital as well as refinancing requirements, the Company will need to raise approximately $500 million in capital during the last six months of 1999. The Company expects to raise the capital for its insurance subsidiaries through the debt markets and is currently exploring the alternatives available. The Company intends to file a shelf registration during 1999 in order to provide funding flexibility through the issuance of debt or equity securities. The funding will be used to finance, among other requirements, the capital need referenced above and to fund internal expansion, acquisitions, investment opportunities, and the retirement of the Company's debt and equity.

The Company is dependent upon payments from its subsidiaries to pay dividends to its stockholders and to pay its expenses. These payments by the Company's subsidiaries may take the form of interest payments on amounts loaned to such subsidiaries by the Company, expense reimbursements, or dividends. At December 31, 1998, the Company had outstanding from its insurance subsidiaries a $150.0 million surplus debenture due in 2006 with a weighted average interest rate during 1998 of 7.9% and a $100.0 million surplus debenture due in 2027 with a weighted average interest rate during 1998 of 8.3%. Semi-annual interest payments are conditional upon the approval by the insurance department of the state of domicile.

Restrictions under applicable insurance laws limit the amount of dividends that can be paid to the Company from its insurance subsidiaries without prior approval by regulatory authorities. For life insurance subsidiaries domiciled or commercially domiciled in the United States, generally prior approval is necessary for any amount that exceeds the greater of: (i) ten percent of an insurer's statutory surplus with respect to policyholders as of the preceding year end; or (ii) the statutory net gain from operations, excluding realized investment gains and losses, of the preceding year.

The payment of dividends is further limited to the amount of statutory unassigned surplus. The Company also has the ability to draw a dividend from its United Kingdom-based affiliate, UNUM Limited. Such dividends are limited in amount, based on insurance company law in the United Kingdom, which requires a minimum solvency margin. Based on these restrictions under current law:

     . in 1998, $361.9 million was available for the payment of dividends to the Company from its domestic insurance subsidiaries and approximately $25.0 million was available for the payment of dividends from UNUM Limited, and

     . in 1999, $303.3 million will be available for the payment of dividends to the Company from its domestic insurance subsidiaries and approximately $20.0 million will be available for the payment of dividends from UNUM Limited.

The ability of the Company to continue to pay dividends in the future without regulatory approval will be dependent upon the level of earnings of its insurance subsidiaries as calculated under law. In addition to regulatory restrictions, the amount of dividends that will be paid by insurance subsidiaries will depend on additional factors, such as risk-based capital ratios, funding growth objectives at an affiliate level, and maintaining appropriate capital adequacy ratios to support the ratings desired by the Company.

In March 1997, the Company consummated the acquisition of Paul Revere, which was financed through common equity issuance to Zurich Insurance Company, a Swiss insurer, and its affiliates, common equity issuance and cash to Paul Revere stockholders, debt, and internally generated funds. The debt financing was provided through an $800.0 million revolving bank credit facility with various domestic and international banks. The revolving bank credit facility was established in 1996 to provide partial financing for the purchase of Paul Revere and GENEX, to refinance the existing bank term notes of $200.0 million, and for general corporate uses. At December 31, 1997, outstanding borrowings under the revolving bank credit facility were $725.0 million. The revolving bank credit facility was repaid on February 24, 1998. The Company also redeemed its outstanding 8.10% cumulative preferred stock, which had an aggregate value of $156.2 million, on February 24, 1998. The debt repayment and preferred stock redemption were funded through short-term borrowing.

On March 16, 1998, the Company completed a public offering of $200.0 million of 7.25% senior notes due March 15, 2028. On March 16, 1998, Provident Financing Trust I, a wholly-owned subsidiary trust of the Company, issued $300.0 million of 7.405% capital securities in a public offering. These capital securities, which mature on March 15, 2038, are fully and unconditionally guaranteed by the Company, have a liquidation value of $1,000 per capital security, and have a mandatory redemption feature under certain circumstances. The Company issued $300.0 million of 7.405% junior subordinated deferrable interest debentures, which mature on March 15, 2038, to the subsidiary trust in connection with the capital securities offering. The sole assets of the subsidiary trust are the junior subordinated debt securities.

In July 1998, the Company completed a public offering of $200.0 million of 6.375% senior notes due July 15, 2005, and $200.0 million of 7.0% senior notes due July 15, 2018.

The proceeds from these offerings funded the repayment of the short-term borrowing used for the February 1998 debt repayment and preferred stock redemption.

Cash flow requirements are also supported by a committed revolving credit facility totaling $500.0 million, which expires October 1, 2001. The Company's commercial paper program is supported by the revolving credit facility and is available for general liquidity needs, capital expansion, and acquisitions. The committed revolving credit facility contains certain covenants that, among other provisions, require maintenance of certain levels of stockholders' equity and limits on debt levels. In April 1998, the Company entered into a $150.0 million five-year revolving credit facility and a $150.0 million 364-day revolving credit facility with various domestic and international banks. The purpose of these two facilities is for general corporate uses.

On December 15, 1998, the Company issued $250.0 million of senior notes, which mature in 2028, under an omnibus shelf registration with the Securities and Exchange Commission, which became effective August 2, 1996. The Company used the proceeds to repay short-term debt and for general corporate purposes. The shelf registration relates to $500.0 million of securities (including debt securities, preferred stock, common stock, and other securities). On August 15, 1996, the Company established a $250.0 million medium-term note program under the shelf registration.

In 1997, the Company borrowed $168.3 million through a private placement. Subsequent to the date of the consolidated financial statements presented herein, the investor under the terms of the agreement exercised the right to redeem the private placement at par value during the second quarter of 1999. The Company refinanced this debt by issuing $200.0 million of variable rate medium-term notes in June of 1999, due in June of 2000. The notes had an interest rate of 5.135% at June 30, 1999.

At December 31, 1998, the Company had short-term and long-term debt totaling $323.7 million and $1,225.2 million, respectively. At December 31, 1998, approximately $714.0 million was available for additional financing under the Company's existing revolving credit facilities. Contingent upon market conditions and corporate needs, management may refinance short-term notes payable for longer-term securities.

In the fourth quarter of 1998, the Company rescinded its stock repurchase program as a result of the pending merger. During 1998, 1997, and 1996, the Company acquired approximately 1.4 million, 7.1 million, and 3.8 million shares, respectively, of its common stock in the open market at an aggregate cost of $72.7 million, $286.7 million, and $119.1 million, respectively.

Ratings

Standard & Poor's Corporation (S&P), Moody's Investors Service (Moody's), and A.M. Best Company (AM Best) are among the third parties that provide the Company assessments of its overall financial position. Ratings from these agencies for financial strength are available for the individual U.S. domiciled insurance company subsidiaries. Financial strength ratings are based primarily on U.S. statutory financial information for the individual U.S. domiciled insurance companies. Debt ratings for the Company are based primarily on consolidated financial information prepared using generally accepted accounting principles. Both financial strength ratings and debt ratings incorporate qualitative analyses by rating agencies on an ongoing basis.

During 1999, subsequent to the period presented in this report, the rating agencies reviewed and, in some instances, revised their ratings to reflect the completion of the merger. The table below reflects the most recent debt ratings for the Company and the financial strength ratings for the U.S. domiciled insurance company subsidiaries.

--------------------------------------------------------------------------------------------------------------
                                               S&P                         Moody's                  AM Best
                                               ---                         -------                  -------
--------------------------------------------------------------------------------------------------------------
UNUMProvident Corporation
--------------------------------------------------------------------------------------------------------------
    Senior Debt                                A (Strong)         A2  (Upper Medium Grade)          Not Rated
--------------------------------------------------------------------------------------------------------------
    Junior Subordinated Debt                  BBB+ (Good)         A3  (Upper Medium Grade)          Not Rated
--------------------------------------------------------------------------------------------------------------
    Commercial Paper                         A-1 (Strong)       Prime-1 (Superior Ability)          Not Rated
--------------------------------------------------------------------------------------------------------------
U.S. Insurance Subsidiaries
--------------------------------------------------------------------------------------------------------------
    Provident Life & Accident           AA- (Very Strong)                 Aa3  (Excellent)       A+ (Superior)
--------------------------------------------------------------------------------------------------------------
    Provident Life & Casualty                  Not Rated                        Not Rated        A+ (Superior)
--------------------------------------------------------------------------------------------------------------
    Provident National Assurance               Not Rated                  Aa3  (Excellent)       A+ (Superior)
--------------------------------------------------------------------------------------------------------------
    UNUM Life of America                AA- (Very Strong)                 Aa3  (Excellent)       A+ (Superior)
--------------------------------------------------------------------------------------------------------------
    First UNUM Life                     AA- (Very Strong)                 Aa3  (Excellent)       A+ (Superior)
--------------------------------------------------------------------------------------------------------------
    Colonial Life & Accident            AA- (Very Strong)                 Aa3  (Excellent)       A+ (Superior)
--------------------------------------------------------------------------------------------------------------
    Paul Revere Life                    AA- (Very Strong)                 Aa3  (Excellent)       A+ (Superior)
--------------------------------------------------------------------------------------------------------------
    Paul Revere Variable                AA- (Very Strong)                 Aa3  (Excellent)       A+ (Superior)
--------------------------------------------------------------------------------------------------------------
    Paul Revere Protective              AA- (Very Strong)                 Aa3  (Excellent)       A+ (Superior)
--------------------------------------------------------------------------------------------------------------

Year 2000 Date Conversion

As are many other businesses in this country and abroad, the Company is affected in numerous ways, both by its own computer information systems and by third parties with which it has business relationships, in the processing of date data relating to the year 2000 and beyond. Failure to adequately address and substantially resolve year 2000 issues could, and as to mission critical systems in certain circumstances would, have a material adverse effect on the Company's business, results of operations, or financial condition. While there can be no assurance as to its success, the Company has a project underway which is intended and designed to avoid and/or mitigate any such material adverse effect from year 2000 issues.

The Company's program for the year 2000 is organized into a number of phases for rectifying its internal computer systems, including assessment, code remediation, testing and deployment. As of December 31, 1998, the Company had substantially completed all phases for its critical and non-critical business systems and continued to expect completion of all phases by the end of 1999.

There are numerous instances in which third parties having a relationship with the Company have year 2000 issues to address and resolve. These include, among others, vendors of hardware and software, holders of group insurance policies, issuers of investment securities, financial institutions, governmental agencies, and suppliers. An aspect of the Company's year 2000 program has been to assess its critical external dependencies and, as part of its due diligence efforts, to contact certain third parties seeking written assurance as to their expectancy to be year 2000 compliant. The nature of the Company's follow up to its written requests to third parties depends upon its assessment of the response and of the materiality of the effect of non-compliance by the third party on the Company. In some instances the Company is performing site visits to certain third party businesses and testing their systems for compliance. In addition, the Company is testing external electronic interfaces with certain critical business partners. To date, no significant issues from critical external dependencies have been identified; however, there can be no guarantee that the computer systems of these third parties will be year 2000 compliant. The Company is developing contingency plans to alleviate the potential business impact of third parties not being year 2000 compliant. Management expects these plans to be finalized and ready for implementation in third quarter 1999. The effort of internal business and systems personnel devoted to the project has been considerable. Temporary personnel and subject matter consultants have been utilized, when appropriate, to assist full time personnel in some phases or aspects of the project. The Company has utilized compensation programs to retain project personnel in order to keep the project on schedule. While the project has required systems management to more closely scrutinize the prioritization of information technology projects, it is not believed that any deferral of information technology projects has had a material impact on the Company. The Company has also had occasional contact with certain peer companies comparing approaches to year 2000 issues.

Given the range of possibilities that may occur in connection with non-compliance with year 2000 that could affect the Company, particularly as a consequence of third parties, the Company is unable to provide an estimate of the impact of such non-compliance on its business, results of operations, or financial condition. With regard to non-compliance resulting from the Company's systems, which the Company believes to be less likely than that resulting from third parties, the Company would devote its financial and personnel resources to remediate the problem as soon as possible. With regard to non-compliance resulting from third party failure, the Company is finalizing appropriate contingency arrangements that will minimize such impact; however, given the range of possibilities, no assurance can be given that the Company's efforts will be successful. In addition, the Company is developing detailed plans for activities for managing the year-end rollover period. This includes plans for appropriate backup of data, year-end processing schedules, limiting installations of new code, and the availability of special response teams tasked with identifying and resolving any issues which might occur during the rollover period. These teams include both information technology and business professionals.

The foregoing discussion of the year 2000 issue contains forward-looking statements relating to such matters as financial performance and the business of the Company. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order for the Company to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience relating to compliance with year 2000 to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements concerning year 2000 issues, which involve certain risks and uncertainties. These factors include (i) the unanticipated material impact of a system fault of the Company relating to year 2000, (ii) the failure to successfully remediate, in spite of testing, material systems of the Company, (iii) the time it may take to successfully remediate a failure once it occurs, as well as the resulting costs and loss of revenues, and (iv) the failure of third parties to properly remediate material year 2000 problems.

Since inception of the project, the Company has expensed approximately $26.9 million through December 31, 1998, in connection with incremental cost of the year 2000 project and estimates an additional $5.5 million to complete the project. The costs of the project and the date on which the Company plans to complete year 2000 modifications are based on management's best estimates, derived using numerous assumptions about future events. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those plans. See Part II, Item 7 of Provident's and UNUM's respective Annual Reports on Form 10-K/A for the fiscal year ended December 31, 1998 for further discussion of the year 2000 issues.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The Company is subject to various market risk exposures including interest rate risk and foreign exchange rate risk. The following discussion regarding the Company's risk management activities includes forward-looking statements that involve risk and uncertainties. Estimates of future performance and economic conditions are reflected assuming certain changes in market rates and prices were to occur (sensitivity analysis). Caution should be used in evaluating the Company's overall market risk from the information presented below, as actual results may differ. The Company employs various derivative programs to manage these material market risks. See Notes 4 and 5 of the "Notes to Consolidated Financial Statements" for further discussions of the qualitative aspects of market risk, including derivative financial instrument activity.

Interest Rate Risk

The operations of the Company are subject to risk resulting from interest rate fluctuations, primarily long-term U.S. interest rates. Changes in interest rates and individuals' behavior affect the amount and timing of asset and liability cash flows. Management continually models and tests asset and liability portfolios to improve interest rate risk management and net yields. Testing the asset and liability portfolios under various interest rate and economic scenarios allows management to choose the most appropriate investment strategy, as well as to prepare for disadvantageous outcomes. This analysis is the precursor to the Company's activities in derivative financial instruments. The Company uses interest rate swaps, interest rate forward contracts, exchange-traded interest rate futures contracts, and options to hedge interest rate risks and to match asset durations and cash flows with corresponding liabilities.

Assuming an immediate increase of 100 basis points in interest rates from the December 31, 1998 levels, the net hypothetical decrease in stockholders' equity related to financial and derivative instruments was estimated to be $0.6 billion at December 31, 1998. The fair values of those assets currently reported in the consolidated statements of financial condition at amortized cost or at the unpaid balance, namely mortgage loans, held-to-maturity securities, and policy loans, would decrease by approximately $70 million, $40 million, and $180 million, respectively. Assuming a 100 basis point decrease in long-term interest rates from the December 31, 1998 level, the fair value of the Company's long-term debt and company-obligated mandatorily redeemable preferred securities would increase approximately $140 million and $50 million, respectively. The effect of a change in interest rates on asset prices was determined using a combination of historical experience subsequent to the date of the consolidated financial statements presented herein and a matrix pricing system whereby all securities are priced with the resulting market rates and spreads assuming a change of 100 basis points. These hypothetical prices were compared to the actual prices for the period to compute the overall change in market value. The changes in the fair values of long-term debt and company-obligated mandatorily redeemable preferred securities were determined using discounted cash flows analyses. Because the Company actively manages its investments and liabilities, actual changes could be less than those estimated above.

Foreign Currency Risk

The Company is also subject to foreign exchange risk arising from its foreign operations and certain investment securities dominated in those local currencies. Foreign operations represented 6.5 percent of total assets at December 31, 1998 and 8.6 percent of total revenue for 1998. Assuming foreign exchange rates decreased 10 percent from the December 31, 1998 level, year end 1998 stockholders' equity would not be materially affected.